Exhibit 10.1

Conformed Copy

PURCHASE AGREEMENT

BETWEEN

WEEKS MARINE, INC.

AND

GREAT LAKES DREDGE & DOCK COMPANY, LLC

April 13, 2007

i

ARTICLE VIII	WEEKS’ REPRESENTATIONS AND WARRANTIES	68
8.01	Weeks’ Representations and Warranties	68
8.02	Survival	92
8.03	CONDITION OF PROPERTY	93

ARTICLE IX	GLDD’S REPRESENTATIONS AND WARRANTIES	96
9.01	GLDD’s Representations and Warranties	96
9.02	Survival	101
9.03	CONDITION OF CRANE	102

ARTICLE X	CONDITIONS TO CLOSING APPLICABLE TO GLDD	105
10.01	No Termination	105
10.02	Bring-Down of Weeks Warranties	105
10.03	Final Inspection	107
10.04	Pending Actions	108
10.05	All Necessary Documents	109
10.06	Meridian Agreement	110

ARTICLE XI	CONDITIONS TO CLOSING APPLICABLE TO WEEKS	111
11.01	No Termination	112
11.02	Bring-Down of GLDD Warranties	112
11.03	Pending Actions	113
11.04	All Necessary Documents	114
11.05	Meridian Agreement	115
11.06	Final Crane Inspection	116

ARTICLE XII	TERMINATION	117
12.01	Termination	117

ARTICLE XIII	EMPLOYEES	120
13.01	Week’s Retained Employee Liability	120
13.02	Assumed Employees	121
13.03	No Third-Party Beneficiary	123

ARTICLE XIV	INDEMNIFICATION AND RELATED MATTERS	124
14.01	Indemnification	124
14.02	Indemnification Notice	130
14.03	Indemnification Procedure	132

ARTICLE XV	POST-CLOSING	137
15.01	Diligence and Further Assurances	137
15.02	Books and Records	138

ARTICLE XVI	NOTICES	140
16.01	Notices	140

ii

ARTICLE XVII	MISCELLANEOUS PROVISIONS	144
17.01	Cost and Expenses	144
17.02	Counterparts	145
17.03	Headings	145
17.04	Gender	146
17.05	Entire Agreement	146
17.06	Amendment	147
17.07	Press Releases	148
17.08	Binding Agreement; No Third Party Rights	148
17.09	Time is of the Essence	149
17.10	Governing Law and Consent to Jurisdiction	149
17.11	Waiver	151
17.12	Severability	152
17.13	Strict Performance	153
17.14	Agreement Preparation	153

iii

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is entered into as of the 13th day of April, 2007 between WEEKS MARINE, INC., a New Jersey corporation (“Weeks”), and GREAT LAKES DREDGE & DOCK COMPANY, LLC, a Delaware limited liability company (“GLDD”) who agree as follows:

Recitals:

A.            Whereas, Weeks owns a vessel named “Beachbuilder” which performs dredging work (“Weeks Vessel”);

B.            Whereas, GLDD has executed an Asset Purchase Agreement dated April 10, 2007 (“Meridian Agreement”) with Bean Meridian L.L.C., a Delaware limited liability company (“Bean Meridian”) pursuant to which GLDD is acquiring the right to purchase the cutterhead suction dredge named the “Meridian” and the barge named the Idler/Quarters Barge “Bean 25” together with the attendant plant consisting of the following (collectively the “Meridian Attendant Plant”):  (i) tender “Lois Anne”; (ii) tender “Jennifer Bean”; (iii) crane barge “C. W. Bean”; and (iv) anchor barge “AB-1116”;

C.            Whereas, a copy of the Meridian Agreement is attached hereto as Exhibit A-1;

D.            Whereas, the parties hereto desire by this Agreement to do the following:  (i) GLDD shall transfer, assign and convey to Weeks all of GLDD’s right, title and interest in the (A) Crane (as hereinafter defined); (B) Meridian Agreement and (C) the related Insurance Agreement dated April 10, 2007 (“Insurance Agreement”) between GLDD and Bean Meridian, a copy of which is attached hereto as Exhibit A-2; and (ii) GLDD shall purchase from Weeks and

Weeks shall sell to GLDD the Weeks Vessel and the Meridian Attendant Plant, on the terms and conditions set forth herein;

Now, Therefore, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.01         Definitions.  The following words have the following meanings when used in this Agreement:

“Assignment” is defined in Section 2.01.

“Bean Meridian” is defined in Recital B.

“Bill of Sale” means the various bills of sale to be signed and delivered on the Closing Date and to be in the form and contain all the terms, conditions and warranties as shown in Exhibits B-1 and B-2.

“CERCLA” is defined in Section 8.01(k)(i) hereof.

“Closing” is defined in Section 7.01 hereof.

“Closing Date” is defined in Section 7.01 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Crane” means the equipment owned by GLDD described on Exhibit C attached hereto.

“Crane Price” is defined in Section 2.06.

“Damages” is defined in Section 14.01(a) hereof.

“Designated Employees” means those certain employees of Weeks who work on the Weeks Vessel identified in writing by GLDD to Weeks prior to the Closing as those employees to whom GLDD will offer to employ in the operation of the Property.

“Drop Dead Date” is defined in Section 12.01(c) hereof.

“Environmental Laws” is defined in Section 8.01(k)(v) hereof.

“Execution Date” means the date on which this Agreement is executed by GLDD and Weeks.

“Final Inspection Certificate” is defined in Section 6.03(a) hereof.

“GLDD Deposit” is defined in Section 2.02(b).

“Hazardous Materials” is defined in Section 8.01(k)(i) hereof.

“Indemnified Party” is defined in Section 14.02 hereof.

“Indemnifying Party” is defined in Section 14.02 hereof.

“Initial Crane Inspection” is defined in Section 6.01(b).

“Insurance Agreement” is defined in Recital D.

“Inventories” means those spare parts, manuals, blue prints, supplies, tools, stores, lubricants, potable water and fuel aboard the Vessel at the time of delivery.

“Lien” shall mean any mortgage, lien charge, restriction, pledge, security interests, option, lease or sublease, claim, right of any third party, encumbrance or other charges or rights of others of any kind or nature.

“Lien Release Documents” is defined in Section 3.03(b) hereof.

“Meridian Agreement” is defined in Recital B.

“Meridian Attendant Plant” is defined in Recital B.

“Miscellaneous Property” means the items of equipment described in Exhibit D.

“Non-Assumed Obligations” is defined in Section 3.04 hereof.

“Notice of Claim” is defined in Section 14.02 hereof.

“PCBs” is defined in Section 8.01(k)(i) hereof.

“Person” means an individual, corporation, partnership, trust, limited liability company, association, joint venture, government (or an agency or political subdivision thereof) or other entity of any kind.

“Property” means the Weeks Vessel, the Spare Parts, the Miscellaneous Property, the Inventories, the Related Property and the Meridian Attendant Plant.

“Purchase Price” means $13,642,000.

“Related Property” means (a) to the extent transferable by Weeks, all of Weeks’ rights under warranties, guarantees and the like, if any, of manufacturers, suppliers or other third parties which pertain to any of the rest of the Property, (b) the records, maintenance records, itemization of spare parts, data and other written information, if any, related to any of the rest of the Property, including, without limitation, any and all plans, drawings (including as built and proposed), engineering calculations, regulatory correspondence and documentation, vendor information, drawings and correspondence and (c) to the extent transferable by Weeks, all governmental and other licenses, certificates and permits related to the use and operation of any of the rest of the Property that are currently in force or issued in the name of Weeks and which GLDD elects to maintain in connection with GLDD’s operations.

“Spare Parts” means the various equipment, inventory and other items described in Exhibit E.

“Substances” is defined in Section 8.01(k)(i) hereof.

“Transaction Documents” means this Agreement, the Meridian Agreement, the Insurance Agreement and all documents, instruments and agreements executed and delivered in connection with this Agreement.

“Vessel” means that Weeks Vessel described in Exhibit F, together with such Vessel’s engines, machinery, masts, spars, boats, anchors, cables, chains, rigging tackle, fittings, tools, pumps, pumping equipment, gear, apparel, furniture, furnishing, outfit, appliances, equipment, spares or replacement parts, and all other appurtenances thereto appertaining or belonging.

“Weeks Vessel” is defined in Recital A.

1.02         Interpretation.  Unless the context of this Agreement otherwise requires, (i) words of any gender shall be deemed to include each other gender, (ii) words using the singular or plural number shall also include the plural or singular number, respectively, and (iii) references to “hereof,” “herein,” “hereby” and similar terms shall refer to the entire Agreement.

ARTICLE II
MERIDIAN AGREEMENT ASSIGNMENT AND SALE OF CRANE

2.01         Assignment.  On the Closing Date immediately prior to the closing under the Meridian Agreement, GLDD shall sell, transfer, assign and convey all of GLDD’s right, title and interest in and to the Meridian Agreement and the Insurance Agreement to Weeks (the “Assignment”).

2.02         GLDD Deposit.  (a)              Pursuant to the Meridian Agreement, GLDD has caused a deposit of $2,700,000 to be deposited in escrow for the benefit of Bean Meridian as a good faith deposit (“GLDD Deposit”).

(b)           In the event Bean Meridian becomes entitled to the GLDD Deposit pursuant to the terms of the Meridian Agreement, Weeks shall pay to GLDD on the date the GLDD Deposit is paid to Bean Meridian an amount equal to the GLDD Deposit.

2.03         Assumption of Obligations.  On the Closing Date immediately prior to the closing under the Meridian Agreement, Weeks shall assume and agree to perform all of the liabilities and obligations of GLDD under the Meridian Agreement and Insurance Agreement.

2.04         Financial Capability.  Weeks hereby represents and warrants to GLDD that Weeks has sufficient funds on hand or in banks to consummate the purchase of the Meridian pursuant to the Meridian Agreement.

2.05         No Warranties.  Except for the representations and warranties set forth in Article IX hereof, GLDD makes no other representations or warranties with respect to the Assignment, the Meridian Agreement or Insurance Agreement.

2.06         Sale of Crane.  In consideration of Three Hundred Sixty Thousand Dollars ($360,000) (“Crane Price”), and upon and subject to the terms, provisions and conditions hereinafter set forth, GLDD agrees to assign, sell and convey to Weeks free and clear of any Liens and Weeks agrees to purchase and accept from GLDD at the Closing on the Closing Date all of the rights, title and interests of GLDD in and to the Crane.

2.07         Payment of Crane Price.  The Crane Price shall be paid by Weeks to GLDD on the Closing Date by wire transfer of immediately available funds for credit to GLDD to an account designated by GLDD in a letter of direction to be delivered to Weeks prior to Closing.

ARTICLE III
PURCHASE AND SALE OF PROPERTY

3.01         Purchase and Sale of Property.  In consideration of the Purchase Price and the Assignment and upon and subject to the terms, provisions and conditions hereinafter set forth, Weeks agrees to assign, sell and convey to GLDD free and clear of any Liens and GLDD agrees to purchase and accept from Weeks at the Closing on the Closing Date all of the rights, title and interests of Weeks in and to the Property.

3.02         Payment of Purchase Price.  Subject to Section 3.03 hereof, the Purchase Price shall be paid by GLDD to Weeks on the Closing Date by wire transfer of immediately available funds for credit to Weeks to an account designated by Weeks in a letter of direction to be delivered to GLDD prior to the Closing.

3.03         Current Liens.

(a)           Attached hereto as Exhibit G are the Liens currently against the Property.

(b)           At least one (1) day prior to Closing, Weeks shall cause each Lien holder to deliver to Weeks’ counsel, in escrow, (i) pay-off letters as of the Closing; and (ii) executed mortgage releases, Lien releases, termination statements and other appropriate documents to release or terminate the Liens, all of which shall have been approved as to form and sufficiency by GLDD, (collectively, “Lien Release Documents”).

(c)           At the Closing on the Closing Date, Weeks shall furnish GLDD with a written letter of direction for the payment of the Purchase Price which shall include instructions to directly pay the Lien holders the amounts due pursuant to the pay-off letters previously delivered.

3.04         Non-Assumed Obligations.  GLDD shall not assume or pay and Weeks shall continue to be responsible for any debt, obligation or liability, of any kind or nature (fixed or contingent, known or unknown) of Weeks whether or not relating to the Property (“Non-Assumed Obligations”).  GLDD is not and shall not be deemed a successor of Weeks.  Without limiting the generality of the foregoing, GLDD shall not assume any Non-Assumed Obligations of Weeks, which shall include without limitation, the following debts, obligations or liabilities:

(a)           any liability of Weeks for any federal, state, local or foreign taxes whether or not relating to the Property;

(b)           any claim, action, suit or proceeding, whether known or unknown, and whether pending as of the Closing Date or arising thereafter, resulting from the ownership or operation of any of the Property by Weeks or any of its employees, agents, subcontractors or affiliates prior to the Closing Date, including, without limitation, any maritime torts;

(c)           any liabilities or obligations of Weeks to any of its employees, former employees, agents or benefited third party, whether under an employment contract or otherwise;

(d)           any liabilities or obligations arising out of, resulting from or relating to any collective bargaining agreement to which Weeks or any of its affiliates is or was a party, or any breach thereof by Weeks or any of its affiliates;

(e)           any liabilities or obligations of Weeks or any of its affiliates to any of its employees or former employees for any amounts due under any policy, plan, procedure, or other commitment of Weeks or any of its affiliates, either written or oral, or implied, including but not limited to obligations for the payment of severance pay, holiday pay, sick pay, educational allowances, workmen’s compensation, health and welfare benefits, and/or any retroactive salary or wage increases;

(f)            any obligations by Weeks or any of its affiliates for any amounts due to employees for failure to comply with the overtime pay requirements of the Fair Labor Standards Act or any penalties assessed as a result of such failure;

(g)           any liability of Weeks or any of its affiliates for any other payment which may be due to Weeks’ employees from Weeks or any of its affiliates by reason of their discharge, layoff or other separation of employment with Weeks; and

(h)           any liabilities or obligations arising from claims, proceedings or causes of action resulting from property damage or personal injuries (including death) caused by Weeks or services rendered by Weeks.

ARTICLE IV
DELIVERY

4.01         Delivery of the Property.  (a)              On the Closing Date, GLDD shall take possession of the Property.  Weeks agrees to cooperate with GLDD in making any necessary arrangements, as GLDD reasonably requests, to allow GLDD to keep the Property located or docked, as the case may be, wherever such Property was located or docked prior to the Closing Date for such reasonable period of time to allow the removal thereof by GLDD.  On the Closing Date, GLDD shall cause its employees to be stationed on board the Vessel and Weeks shall cause all of its employees and agents to be removed from the Vessel and other Property.

(b)           On the Closing Date, Weeks shall take possession of the Crane at the location designated by GLDD prior thereto.

4.02         Risk of Loss.

(a)           Until the Closing, the Property shall be at the sole risk and loss of Weeks.  Upon the Closing, title and all risk of loss shall transfer to GLDD.  Weeks shall keep the Property insured against loss in accordance with its existing insurance coverage until the Closing.  If before the Closing any loss or other casualty or any governmental taking affects some or all of the Property, GLDD, at its sole option, may elect any of the following options:

(i)            if prior to Closing, the Property can be repaired, replaced or restored to the condition the Property was in prior to the loss or casualty, the Closing shall be deferred for a reasonable time (in no event longer than the Drop Dead Date) so that Weeks may repair, replace or restore the Property to the condition it was in prior to the loss or casualty;

(ii)           if prior to Closing, the Property can be repaired, replaced or restored to the condition the Property was in prior to the loss or casualty, the Closing shall proceed and all condemnation or insurance proceeds paid or to be paid as a result of the loss to such Property shall be used to pay expenses of repairing, replacing, and restoring the loss and any remaining condemnation or insurance proceeds shall be remitted to Weeks;

(iii)          subject to Section 4.02(b) hereof, if before Closing such loss or taking cannot be totally repaired, replaced or restored to the condition the Property was in prior to the loss or casualty or there is a taking by a governmental authority, GLDD may (by written notice to Weeks within five (5) days after receipt of notice from Weeks of such loss or taking) chose either alternative (A) or (B) below.  If GLDD fails to notify Weeks of its election, GLDD will be conclusively deemed to have elected to proceed with the Closing without excluding the damaged or taken Property in accordance with alternative (B) below:

(A)          Exclude the Property which has been so damaged, destroyed or taken and receive a credit against the Purchase Price in the amount equal to the fair market value of such Property as determined by a mutually acceptable appraiser; or
(B)           Proceed with the Closing without excluding the damaged or destroyed Property, in which event all insurance proceeds paid or to be paid as a result of the loss to such Property shall be paid to GLDD; provided, however if the insurance proceeds are insufficient to restore or replace such Property, such Property shall be excluded from the Property and the Purchase Price shall be reduced by the fair market value of such Property as determined by a mutually acceptable appraiser.

Notwithstanding the foregoing, the term “Property” when used in this Section 4.02(a) shall exclude the Meridian Attendant Plant.

(b)           If prior to Closing, the Weeks Vessel suffers a loss or casualty such that it is determined to be either (i) a total loss for insurance purposes or (ii) the loss or casualty is such that the Vessel would not be operational prior to the Drop Dead Date, then either Weeks or GLDD may terminate this Agreement.

(c)           Until the Closing, the Crane shall be at the sole risk and loss of GLDD.  Upon Closing, title and all risk of loss shall transfer to Weeks.  If prior to the Closing, the Crane shall suffer a loss or casualty or otherwise become non-operational then the purchase and sale of the Crane pursuant to this Agreement shall be terminated which shall not effect the Assignment or the purchase and sale of the Property.

4.03         Conduct of Business.  Prior to the Closing, and except as otherwise approved by GLDD in writing, Weeks shall operate the Property and its businesses which are presently conducted with the Property in the ordinary course thereof consistent with past practice (including, without limitation, capital expenditures, the acquisition of parts and inventory, keeping of all of the Property in good working order and repair, and replacing any Property which shall be worn out, lost, stolen, damaged or destroyed) and in such a manner that Weeks may continue to perform its obligations under the existing contracts and as may be required by any applicable law.  Weeks shall give GLDD prompt written notice of any and all material adverse changes in the condition or operation of any of the Property.  Notwithstanding the foregoing, the term “Property” when used in this Section 4.03 shall exclude the Meridian Attendant Plant.

4.04         Negative Covenants.  During the period from the date of this Agreement to the Closing Date, Weeks shall not, without GLDD’s prior written consent:

(a)           Sell, lease, mortgage, pledge or otherwise dispose of or transfer any of the Property, except for inventory sold or otherwise disposed of in the ordinary and regular course of Weeks’ business; or

(b)           Enter into or extend any employment agreement with any Designated Employee for a term extending beyond the Closing or increase the compensation of any Designated Employee, or increase or otherwise change the rate or nature of the compensation (including wages, salaries, bonuses and benefits under pension, profit sharing, deferred compensation and similar plans or programs) which is paid or payable to any Designated Employee.

4.05         Consents.  Prior to the Closing Date, Weeks shall proceed with all reasonable diligence and use its best efforts to obtain the written consent to the consummation of this Agreement from all necessary Persons.

4.06         No Solicitation.  Prior to the Closing or until the termination of this Agreement, Weeks shall not, without the prior approval of GLDD, directly or indirectly, solicit, encourage or initiate inquiries or proposals with respect to, or furnish any information relating to, or participate in any negotiations or discussions concerning any acquisition or purchase of any or any portion of any of the Property, and Weeks shall deal exclusively with GLDD with respect to the sale of the Property.

ARTICLE V
REIMBURSEMENTS AND TAX DEFERRED EXCHANGE

5.01         Closing Reimbursements.  GLDD shall reimburse Weeks on the Closing Date for the cost of any fuel and lube which is transferred by Weeks to GLDD as part of the

Property.  Prior to the Closing, Weeks shall prepare and deliver to GLDD a statement for the reimbursement of such fuel and lube costs, which shall be subject to the review and approval of GLDD.

5.02          Tax Deferred Exchange.  (a)         In the event that Weeks wishes to enter into a tax deferred exchange for any or some of the Property (as defined in the Meridian Agreement) pursuant to Section 1031 of the Code, GLDD agrees to cooperate with Weeks (at the sole cost and expense of Weeks) with such exchange, including the execution of such documents reasonably acceptable to the GLDD as may be reasonably necessary to conduct the exchange, provided that there shall be no delay in the agreed-to Closing Date.  Notwithstanding any other provision of this Agreement, Weeks shall indemnify GLDD for any and all costs, expenses or liabilities resulting from any such transactions.

(b)           In the event that GLDD wishes to enter into a tax deferred exchange for any or some of the Property pursuant to Section 1031 of the Code, Weeks agrees to cooperate with GLDD (at the sole cost and expense of GLDD) with such exchange, including the execution of such documents reasonably acceptable to the Weeks as may be reasonably necessary to conduct the exchange, provided that there shall be no delay in the agreed-to Closing Date.  Notwithstanding any other provision of this Agreement, GLDD shall indemnify Weeks for any and all costs, expenses or liabilities resulting from any such transactions.

ARTICLE VI
INSPECTIONS AND DUE DILIGENCE REVIEW

6.01         Initial Inspection.  (a)          Prior to the date hereof, GLDD has inspected the Weeks Vessel and been granted access to, or provided copies of, the plans, surveys, records, drawings, engineering calculations, correspondence, documentation, reports and other written information relating to the Property and has been given the opportunity to ask questions of the employees of Weeks about the Property.

(b)           Prior to the date hereof, Weeks has inspected the Crane (“Initial Crane Inspection”).

6.02         Access and Information; Inspections.

(a)           From the Execution Date until Closing, Weeks shall give to GLDD and its representatives reasonable access during normal business hours to the Property (excluding the Meridian Attendant Plant), to Weeks’ books and records containing technical information relative to the Property (excluding the Meridian Attendant Plant) and all other relevant documents and information with respect to the Property (excluding the Meridian Attendant Plant) as representatives of GLDD may from time to time request, all in such manner as to not unduly disrupt Weeks’ normal business activities.  Such access may include consultations with the personnel of Weeks.  GLDD shall coordinate all of its inspection activities through Weeks’ designated representative or his designee.

(b)           During the term of this Agreement GLDD may physically inspect, and cause one or more engineers or other representatives of GLDD to physically inspect, the Property (excluding the Meridian Attendant Plant).  GLDD shall make all inspections in good faith and with due diligence.  All inspection fees, appraisal fees, engineering fees and other expenses of any kind incurred by GLDD relating to the inspection of the Property (excluding the Meridian Attendant Plant) will be solely at GLDD’s expense.  Weeks shall cooperate with GLDD in all reasonable respects in making such inspections.

(c)           Weeks shall be entitled to have a representative present at the time of making any physical inspection of the Property (excluding the Meridian Attendant Plant).

GLDD shall notify Weeks not less than one (1) day in advance of making any such inspection.  In making any inspection hereunder, GLDD will treat, and will cause any representative of GLDD to treat, all information obtained by GLDD pursuant to the terms of this Agreement as strictly confidential and shall not disclose any such information except as provided herein.

(d)           All inspection activities are to be at GLDD’s sole cost and risk.  GLDD acknowledges that any information obtained by GLDD during the course of its due diligence shall not constitute any representation or warranty whatsoever, express or implied, by Weeks with respect to the content, completeness or accuracy of the due diligence inspections.

6.03         Final Inspection.  (a)            On or prior to the Closing Date, GLDD shall complete its final inspection of the Property (excluding the Meridian Attendant Plant) for purposes of determining if the condition set forth in Section 10.03 hereof has been satisfied.  At the Closing, GLDD shall tender to Weeks a Final Inspection Certificate in the form of Exhibit H (“Final Inspection Certificate”), setting forth the condition of the Property (excluding the Meridian Attendant Plant).  GLDD shall not be entitled to object to the condition of any of the Property (excluding the Meridian Attendant Plant) should GLDD elect not to conduct a final inspection of such Property (excluding the Meridian Attendant Plant).

(b)           On or prior to the Closing Date, Weeks may do a final inspection of the Crane.

ARTICLE VII
CLOSING

7.01         Closing Date.  The term “Closing” as used herein shall refer to the actual conveyances, transfer, assignment and delivery of the (a) Property to GLDD in exchange for (i) the payment to Weeks pursuant to Section 3.02 hereof, and (ii) the Assignment; and (b) the Crane to Weeks in exchange for the payment to GLDD pursuant to Section 2.07 hereof.  The

Closing shall take place at the office specified in Section 7.02 hereof, simultaneously with the closing of the transactions contemplated by the Meridian Agreement (“Closing Date”).

7.02         Place of Closing.  The Closing shall occur in the offices of Baldwin Haspel LLC, 2200 Energy Centre, 1100 Poydras Street, New Orleans, Louisiana 70163-2200.

7.03         Delivery by GLDD.  At the Closing on the Closing Date, GLDD shall deliver to Weeks:

(a)           The payment of the Purchase Price pursuant to Section 3.02 hereof;

(b)           Certified copies of resolutions of the board of directors of GLDD approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement;

(c)           An officer’s certificate duly executed by an authorized officer of GLDD as required by Section 11.02 hereof;

(d)           An Assignment and Assumption Agreement pursuant to which the Meridian Agreement shall be sold, assigned and transferred to Weeks, in such form as of reasonably satisfactory to Weeks;

(e)           A Bill of Sale for the Crane; and

(f)            Any other documents or instruments required by Weeks’ counsel which are reasonably necessary to carry out the purposes of this Agreement.

7.04         Delivery by Weeks.  At the Closing on the Closing Date, Weeks shall deliver to GLDD:

(a)           A separate United States Coast Guard Bill of Sale for the Weeks Vessel and such other documents and instruments of sale, assignment, conveyance and transfer as GLDD or its counsel may deem necessary or desirable;

(b)           A general Bill of Sale for the remainder of the Property, and such other documents and instruments of sale, assignment, conveyance and transfer as GLDD or its counsel may deem necessary or desirable;

(c)           Evidence satisfactory to GLDD and its counsel that there are no Liens on any of the Property, including the executed Lien Release Documents;

(d)           Certified copies of resolutions of the board of directors of Weeks approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement;

(e)           An officer’s certificate duly executed by an authorized officer of Weeks as required by Section 10.02 hereof;

(f)            All registrations and title documents pertaining to the Property, properly executed;

(g)           For the Weeks Vessel:  all current Coast Guard Certificates of Documentation; a Coast Guard form Bill of Sale; current IOPP Certificates (where applicable), the most recent American Bureau of Shipping Certificate (if any), the latest Coast Guard Certificate of Inspection, all other classification certificates, inspection certificates, plans and log books of the Weeks Vessel;

(h)           Evidence satisfactory to GLDD and its counsel that the transactions contemplated by the Meridian Agreement are being consummated simultaneously with the Closing under this Agreement;

(i)            The payment of the Crane Price pursuant to Section 2.07 hereof;

(j)            Possession of the Weeks Vessel offshore in international waters; and

(k)           Any additional instruments and documents required by GLDD’s counsel as may be reasonably necessary to carry out the purposes of this Agreement.

7.05         Taxes and Fees.  All sales, transfer or other taxes and all documentation and other fees, if any, due as a result of the sale of the (a) Property (excluding the Meridian Attendant Plant) shall be paid by Weeks, and (b) the Crane and Meridian Attendant Plant shall be paid by GLDD.

7.06         Cooperation.  Weeks and GLDD shall, on request, on and after the Closing Date, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

ARTICLE VIII
WEEKS’ REPRESENTATIONS AND WARRANTIES

8.01         Weeks’ Representations and Warranties.  Weeks represents and warrants to GLDD as follows (all representations and warranties shall be made as of the Effective Date and the Closing Date and shall survive the Closing solely to the extent set forth in Section 8.02):

(a)           Authorization.  Weeks has full right and power to enter into and perform its obligation under this Agreement and the other Transaction Documents, and has taken all requisite corporate action to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the sale of the Property and other transactions contemplated by this Agreement.  This Agreement has been duly authorized, executed and delivered by Weeks and constitutes a valid and binding legal obligation of Weeks, enforceable against Weeks in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(b)           Organization.  Weeks is a corporation duly organized and validly existing under the laws of the State of New Jersey and has full power and authority to enter into and perform this Agreement.  Weeks warrants that the officer executing this Agreement or any other Transaction Document on Weeks’ behalf is duly and properly authorized and empowered to bind and obligate Weeks.  Weeks is, and at all times during which it owned any of the vessels was, a United States citizen as that term is defined in 46 C.F.R. § 67.03 and in Section 3 of the Shipping Act, 1916, as amended, and all regulations in effect thereunder.

(c)           Consents and Approvals — No Violation.  Neither the execution and delivery of this Agreement by Weeks, nor the consummation of the purchase and sale of the Property as contemplated herein, nor any of the transactions contemplated hereby will (a) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate or constitute default (by way of substitution, novation, or otherwise) under the terms of, any contract, mortgage or lease to which it is a party or under which any of the Property is bound, (b) result in the creation of any Lien or other adverse interest upon any of the Property or any of Weeks’ assets, (c) violate any judgment, order, injunction, decree or award of a court, administrative agency or governmental body against or binding upon Weeks or upon any of the Property, (d) conflict with, result in a breach of, or constitute a default under (i) any foreign, federal, state or local law, statute, ordinance, rule or regulation, or (ii) the articles or certificate of incorporation or bylaws of Weeks.  No consent or approval of any Person is required in connection with the execution, delivery and performance by Weeks of this

Agreement and the other Transaction Documents or the sale, assignment and conveyance of the Property to GLDD and the consummation of the transactions contemplated by this Agreement.

(d)           The Weeks Vessel.  As of the Execution Date, Weeks has good and marketable title to the Weeks Vessel free and clear of all Liens except for the Liens set forth in Exhibit G.  As of the Closing Date, upon receipt of the Purchase Price, Weeks shall sell, convey and transfer to GLDD good and marketable title to the Weeks Vessel and Meridian Attendant Plant free and clear of all Liens.  The Weeks Vessel is validly documented under the laws of the United States.

(e)           The Remainder of the Property.  Except for the Liens set forth in Exhibit G, which will be released or terminated prior to the Closing Date, Weeks has, and on the Closing Date, will have good and marketable title to and ownership of all of the remainder of the Property (excluding the Weeks Vessel and Meridian Attendant Plant) and such Property will as of the Closing not be subject to any Lien.

(f)            Tax Matters and Special Assessments.  Weeks has filed all tax returns required to be filed prior to the Closing Date and has paid all taxes and other amounts due in connection therewith such that no Liens will attach to or affect the Property related to the payment or nonpayment by Weeks of such federal, state or local taxes or the failure to properly file any such return.  There are no pending or, to the best of Weeks’ knowledge, threatened special assessments of any kind on or affecting the Property.

(g)           Actions and Proceedings.  There are no actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the best of Weeks’ knowledge, threatened against, involving or affecting the Property or Weeks’ right to own or to sell any of the Property, or any outstanding orders, writs, injunctions or decrees of any court affecting the Property or Weeks’ rights to own or to sell any of the Property.  Weeks is aware of no pending notices, citations or similar charges; and, to Weeks’ knowledge, there are no threatened actions or claims or basis for actions or claims, from any governmental body or third party alleging violation of laws, regulations, permits, orders, removal or remediation orders or obligations, including any that relate to environmental laws, health, safety, or employee matters relating to the Property.

(h)           Brokers.  Neither this Agreement nor the sale of the Property or any other transaction contemplated by this Agreement was induced or procured through any person, firm, corporation or other entity acting on behalf of, or representing Weeks any of its stockholders as broker, finder, investment banker, financial advisor or in any similar capacity.

(i)            Licenses and Permits.  Exhibit I hereto sets forth a complete and correct list of all licenses, franchises, permits and other governmental authorizations held or owned by Weeks relating to the ownership and operation of the Property.  To the best of Weeks’ knowledge, all such licenses, franchises, permits and other governmental authorizations are valid and in effect on the Closing Date.

(j)            Compliance with Laws.

(i)            There is no labor trouble, dispute, grievance, controversy, strike or request for union representation pending or to Weeks’ knowledge, threatened against Weeks which affects or could affect the Property or the operation of the Property, and Weeks does not know of any occurrence or any events which would give rise to any such labor trouble, dispute, controversy, strike or request for representation.

(ii)           Weeks is not owning or operating, and has not owned or operated the Property, and is not carrying on or conducting, and has not carried on or conducted,

its business or affairs relating to the Property in violation of any federal, foreign, state or local law, statute, ordinance, rule or regulation, or any court or administrative order or process.

(k)           Environmental Matters.

(i)            No Hazardous Materials have been used, transported, manufactured, processed, stored, treated or disposed, in or on the Property or are a part of the Property, except as necessary to the conduct of the business and in compliance with Environmental Laws.  Exhibit J lists the Hazardous Materials used, generated, stored or disposed of by Weeks in the operation of the business or which are part of the Property.  For purposes of this Section 8.01(k), the term “Hazardous Material” shall mean (A) all substances, wastes, pollutants, contaminants and materials (“Substances”) regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous or toxic, under the following federal statutes and their state counterparts, as well as these statutes’ implementing regulations:  the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq (“CERCLA”) the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S. C. Section 136 et seq; the Atomic Energy Act, 42 U.S.C. Section 22011 et seq; and the Hazardous Materials Transportation Act, 42 U.S.C. Section 1801 et seq; (B) all Substances with respect to which any state, local, territorial or federal governmental authority otherwise requires environmental investigation, monitoring, reporting, or remediation; (C) petroleum and petroleum products and by products including crude oil and any fractions thereof; (D) natural gas, synthetic gas, and any mixtures thereof; and (E) radon, radioactive substances, asbestos, urea formaldehyde, and polychlorinated biphenyls (“PCBs”).

(ii)           There are no asbestos containing materials, or PCB containing capacitors, transformers or other equipment on any of the Property.  There has been no release from any PCB containing transformer, capacitor or equipment, other than in compliance with applicable Environmental Laws.

(iii)          Exhibit K identifies and Weeks has provided copies of (A) all environmental audits, assessments, or occupational health studies in the possession of Weeks with respect to the Property within the past three (3) years, (B) the results of any asbestos monitoring undertaken with respect to the Property, (C) all citations issued with respect to the within the past three years under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.) and (D) all claims, liabilities, litigation, notices of violation, administrative proceedings, whether pending or threatened, or orders issued with respect to the business within the past three years under applicable Environmental Laws, including, without limitation, asbestos claims or litigation.

(iv)          Weeks with respect to the Property has been and is currently in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all permits, licenses or other authorizations required by applicable Environmental Laws, and Weeks with respect to the Property has been and is currently in compliance with all such permits, licenses and authorizations.

(v)           For purposes of this Section 8.01(k), “Environmental Laws” shall mean any and all laws, statute, code, enactment, ordinance, rule, regulation, permit, consent, approval, authorization, judgment, order, common law rule or other requirement having the force and effect of law, whether local, state, territorial or national, at any time in force or effect relating to:  (A) emissions, discharges, spills, releases or threatened releases of Hazardous Materials; (B) the use, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Materials; (C) the regulation of storage tanks; or (D) otherwise relating to pollution or the protection of human health, safety or the environment, including the following statutes as now written and amended, and as amended hereafter, including any and all regulations promulgated thereunder and any and all State and local counterparts:  CERCLA, the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Solid Waste Disposal Act, 42 U.S.C. §6901 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §11001 et seq., and the Safe Drinking Water Act, 42 U.S.C. §300f et seq.

8.02         Survival.  All of Weeks’ representations and warranties set forth in this Agreement are true and correct, and shall be true and correct as of the Closing Date; and for a period of three (3) years after the Closing Date (except for the matters in Sections 8.01(d), (e) and (h) which shall continue for five (5) years after the Closing Date), GLDD shall have the right to rely upon the accuracy of Weeks’ representations and warranties.

8.03         CONDITION OF PROPERTY.  GLDD ACKNOWLEDGES AND AGREES THAT THE ONLY REPRESENTATIONS AND WARRANTIES MADE BY WEEKS WITH RESPECT TO THE PROPERTY OR OTHERWISE ARE CONTAINED IN SECTION 8.01 HEREOF.  THE PROPERTY SHALL BE DELIVERED TO AND TAKEN POSSESSION OF BY GLDD ON AN “AS IS, WHERE IS” BASIS AND THE BILL OF SALE OR OTHER TRANSACTION DOCUMENTS TRANSFERRING TITLE SHALL CONTAIN THE FOLLOWING LANGUAGE:  “WEEKS MAKES NO REPRESENTATION OR

WARRANTY TO GLDD, EXPRESS OR IMPLIED, AS TO THE VALUE, CONDITION, MERCHANTABILITY (OTHER THAN AS TO TITLE AS SET FORTH IN SECTION 8.01(D) AND (E)), FITNESS FOR A PARTICULAR PURPOSE, SEAWORTHINESS, DESIGN  OR WORKING ORDER, OTHER THAN AS EXPRESSLY SET FORTH IN SECTION 8.01 OF THE PURCHASE AGREEMENT.”

ARTICLE IX
GLDD’S REPRESENTATIONS AND WARRANTIES

9.01         GLDD’s Representations and Warranties.  GLDD represents and warrants to Weeks as follows (all representations and warranties shall be made as of the Effective Date and the Closing Date and shall survive Closing to the extent set forth in Section 9.02):

(a)           Authorization.  This Agreement has been duly authorized, executed and delivered by it and constitutes a valid and binding legal obligation of GLDD, enforceable against GLDD in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights in general and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(b)           Organization.  GLDD is a limited liability company, duly organized and validly existing and in good standing under the laws of its state of organization and it has full power and authority to enter into and perform this Agreement.  GLDD warrants that the officer executing this Agreement on GLDD’s behalf is duly and properly authorized and empowered to bind and obligate the GLDD by executing this Agreement.  GLDD is considered a United States citizen under the Shipping Laws of the United States, including 46 U.S.C. § 292.

(c)           Consents and Approvals-No Violation.  Neither the execution and delivery of this Agreement by GLDD nor the Assignment or the consummation of the purchase and sale of the Property as contemplated herein nor the transactions contemplated hereby will (a) violate any provision of GLDD’s Certificate of Formation or Operating Agreement, (b) violate any judgment, order, injunction, decree or award of a court, administrative agency or governmental body against or binding upon GLDD.  GLDD represents that no consent or approval of any Person is required in connection with its execution and delivery of this Agreement.

(d)           Vessel Documentation.  GLDD shall cause the Weeks Vessel and Meridian Attendant Plant to be redocumented in its name with the United States Coast Guard within five (5) business days of the Closing.

(e)           Brokers.  Neither this Agreement nor the sale of the Property or any other transaction contemplated by this Agreement was induced or procured through any person, firm, corporation or other entity acting on behalf of, or representing GLDD or any of its stockholders as broker, finder, investment banker, financial advisor or in any similar capacity.

(f)            Crane.  As of the Closing Date, upon receipt of the Crane Price, GLDD, shall sell, convey and transfer to Weeks good and marketable title to the Crane, together with all spare parts, free and clear of all Liens.

9.02         Survival.  All of GLDD’s representations and warranties set forth in this Agreement shall be true and correct at and as of the Closing Date, and for a period of three (3) years after the Closing Date (except for the matters in Sections 9.01(e) and (f) which shall continue for five (5) years after the Closing Date), Weeks shall have the right to rely on the accuracy of the GLDD’s representations and warranties.

9.03         CONDITION OF CRANE.  WEEKS ACKNOWLEDGES AND AGREES THAT THE ONLY REPRESENTATIONS AND WARRANTIES MADE BY GLDD WITH RESPECT TO THE CRANE OR OTHERWISE ARE CONTAINED IN SECTION 9.01

HEREOF.  THE CRANE SHALL BE DELIVERED TO AND TAKEN POSSESSION OF BY WEEKS ON AN “AS IS, WHERE IS” BASIS AND THE BILL OF SALE OR OTHER TRANSACTION DOCUMENTS TRANSFERRING TITLE SHALL CONTAIN THE FOLLOWING LANGUAGE:  “GLDD MAKES NO REPRESENTATION OR WARRANTY TO WEEKS, EXPRESS OR IMPLIED, AS TO THE VALUE, CONDITION, MERCHANTABILITY (OTHER THAN AS TO TITLE AS SET FORTH IN SECTION 9.01(f), FITNESS FOR A PARTICULAR PURPOSE, SEAWORTHINESS, DESIGN  OR WORKING ORDER, OTHER THAN AS EXPRESSLY SET FORTH IN SECTION 9.01 OF THE PURCHASE AGREEMENT.”

ARTICLE X
CONDITIONS TO CLOSING APPLICABLE TO GLDD

The obligations of GLDD hereunder (including the obligation of GLDD to close the transactions herein contemplated) are subject to the following conditions precedent:

10.01       No Termination.  Neither GLDD nor Weeks shall have terminated this Agreement pursuant to Section 12.01 hereof.

10.02       Bring-Down of Weeks Warranties.  The warranties and representations made by Weeks herein to GLDD shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date and Weeks shall have performed and complied with all agreements, covenants and conditions on their part required to be performed or complied with on or prior to the Closing Date; and at the Closing, GLDD shall have received a certificate executed by the President or any Vice President of Weeks to the foregoing effect.

10.03       Final Inspection.  After the Execution Date, there shall not be any damage, defects or deficiencies with respect to the Property (excluding the Meridian Attendant Plant) that is not repaired or replaced by Weeks prior to the Closing Date, which either (a) renders the Weeks Vessel or any material machinery or equipment on the Weeks Vessel not “seaworthy,” non-functional or non-operational; or (b) results in an aggregate cost to repair or replace such non-functional or non-operational items in excess of $3,000,000.  Nothing contained in this Section 10.03 limits or modifies the rights of Buyer pursuant to (a) Section 4.02 for a loss, casualty or governmental taking; or (b) Section 4.03 for any damages to the Property (excluding the Meridian Attendant Plant).

10.04       Pending Actions.  No investigation, action, suit or proceeding by any governmental or regulatory commission, agency, body or authority, and no action, suit or proceeding by any other Person, shall be pending on the Closing Date which challenges, or might result in a challenge to, this Agreement or any transactions contemplated hereby, or which claims, or might give rise to a claim for, damages in a material amount as a result of the consummation of this Agreement.

10.05       All Necessary Documents.  All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement and all documents incident thereto, shall be reasonably satisfactory in form and substance to GLDD and its counsel, and GLDD shall have received copies of such documents as GLDD and its counsel may reasonably request in connection with said transactions, including without limitation, those documents to be delivered pursuant to Section 7.04 hereof.

10.06       Meridian Agreement.  Weeks shall have simultaneously completed the purchase of that certain vessel known as Meridian and the Meridian Attendant Plant pursuant to the Meridian Agreement.

GLDD shall have the right to waive any of the foregoing conditions precedent.

ARTICLE XI
CONDITIONS TO CLOSING APPLICABLE TO WEEKS

The obligations of Weeks hereunder (including the obligation of Weeks to close the transactions herein contemplated) are subject to the following conditions precedent:

11.01       No Termination.  Neither GLDD nor Weeks shall have terminated this Agreement pursuant to Section 12.01 hereof.

11.02       Bring-Down of GLDD Warranties.  All warranties and representations made by GLDD herein to Weeks shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and GLDD shall have performed and complied with all agreements, covenants and conditions on its part required to be performed or complied with on or prior to the Closing Date, and at the Closing, Weeks shall have received a certificate executed by the President or any Vice President of GLDD to the foregoing effect.

11.03       Pending Actions.  No investigation, action, suit or proceeding by any governmental or regulatory commission, agency, body or authority, and no action, suit or proceeding by any other Person shall be pending on the Closing Date which challenges or might result in a challenge to this Agreement or any transaction contemplated hereby, or which claims, or might give rise to a claim for, damages in a material amount as a result of the consummation of the transactions contemplated hereby.

11.04       All Necessary Documents.  All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Weeks and its counsel, and Weeks and its counsel shall have receive copies of such documents as it and its counsel may reasonably request in connection with said transactions, including without limitation, those documents to be delivered pursuant to Section 7.03 hereof.

11.05       Meridian Agreement.  Weeks shall have simultaneously completed the purchase of that certain vessel known as Meridian and the Meridian Attendant Plant pursuant to the Meridian Agreement.

11.06       Final Crane Inspection.  If Weeks performs a final inspection of the Crane, then the Crane shall not be in materially worse condition then at the time of the Initial Crane Inspection.

Weeks shall have the right to waive any of the foregoing conditions precedent.

ARTICLE XII
TERMINATION

12.01       Termination.  This Agreement may be terminated at any time prior to the Closing as follows, and in no other manner:

(a)           by mutual consent of GLDD and Weeks;

(b)           by GLDD or by Weeks, if at or before the Closing any conditions set forth herein for the benefit of the GLDD or Weeks, respectively, shall not have been timely met or cannot be timely met; provided, the party seeking to terminate is not in breach of or default under this Agreement;

(c)           by GLDD or by Weeks if the Closing of the transactions contemplated by this Agreement shall not have occurred on or before April 27, 2007 (the “Drop Dead Date”), or such later date as may have been agreed upon in writing by the parties hereto; provided, the party seeking to terminate is not in breach or default under this Agreement;

(d)           by GLDD or by Weeks if any representation or warranty made herein for the benefit of GLDD or Weeks, respectively, or in any certificate, schedule or documents furnished to Weeks or GLDD, respectively, pursuant to this Agreement is untrue in any material respect, or GLDD or Weeks, respectively, shall have defaulted in any material respect in the performance of any material obligation under this Agreement;

(e)           if the Meridian Agreement is terminated; or

(f)            by GLDD or by Weeks pursuant to Section 4.02(b) hereof.

Any termination to this Article XII shall not limit or restrict the rights or other remedies of any party hereto.

ARTICLE XIII
EMPLOYEES

13.01       Week’s Retained Employee Liability.  Except as specifically provided for in Section 13.02 hereof, Weeks shall retain all liability for, and shall indemnify and hold harmless GLDD from and against, any and all claims and liabilities with respect to all matters relating to employees of Weeks, including, but not limited to severance claims, workers’ compensation claims, medical and disability claims, vacation pay, and claims before courts, arbitrators or federal and state agencies.

13.02       Assumed Employees.  At least five (5) days prior to the Closing Date, Weeks shall furnish GLDD with a list of employees working on the Weeks Vessel which Weeks intends to terminate at Closing.  On the Closing Date, GLDD shall offer employment to be effective at Closing (and contingent upon the Closing) to the Designated Employees (as well as the Designated Employees related to the Meridian Attendant Plant pursuant to the Meridian Agreement) upon such terms and conditions as may be acceptable to GLDD, and shall assume, and indemnify and hold Weeks harmless against, any liability or obligation to each and all of such Designated Employees with respect to severance claims arising from GLDD’s termination of any Designated Employee after the Closing, and claims and liabilities accruing after the Closing with respect to the Designated Employees.

13.03       No Third-Party Beneficiary.  This Agreement is being entered into solely for the benefit of the parties hereto, and the parties do not intend that any employee or other person shall be a third-party beneficiary of the covenants by either Weeks or GLDD contained in this Agreement.

ARTICLE XIV
INDEMNIFICATION AND RELATED MATTERS

14.01       Indemnification.

(a)           By Weeks.  Weeks hereby agrees to indemnify, defend and hold GLDD, its affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against any and all loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(i)            any breach or violation of this Agreement by Weeks;

(ii)           any breach or violation of the Meridian Agreement or Insurance Agreement by Weeks;

(iii)          any misrepresentations, inaccuracy, breach or non-fulfillment of any warranty or representation, agreement or covenant on the part of Weeks under the terms of this Agreement or in any Closing document executed by Weeks hereunder;

(iv)          any Non-Assumed Obligations; and

(v)           any Lien (including maritime lien) or other charge or right of others of any kind or nature on any of the Property which existed on or prior to, or which arises out of any facts or circumstances existing prior to, the conveyance of the Property to GLDD, whether accrued, absolute, fixed, contingent, known, or unknown or otherwise.

GLDD’s sole remedy for any breach by Weeks of its representations and warranties or obligations under this Agreement shall be under this Article XIV.  Weeks’ maximum liability to GLDD arising from its indemnification obligations pursuant to this Article XIV shall be limited to the Purchase Price, except for fraud or criminal conduct.

(b)           By GLDD.  GLDD hereby agrees to indemnify, defend and hold Weeks, its affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against all Damages, arising, directly or indirectly, from or in connection with:

(i)            any breach or violation of this Agreement by GLDD; and

(ii)           any misrepresentations, inaccuracy, breach or non-fulfillment of any warranty or representation, agreement or covenant on the part of GLDD under the terms of this Agreement or in any Closing documents executed by GLDD hereunder; and

Weeks’ sole remedy for any breach by GLDD or GLDD’s representations and warranties or obligations under this Agreement shall be under this Article XIV.

14.02       Indemnification Notice.  Promptly upon obtaining knowledge of any claim, event, statements of facts or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, any party seeking indemnification under this Article XIV (an “Indemnified Party”) shall give written notice of such claim or demand (“Notice of Claim”) to the party from which indemnification is sought (an “Indemnifying Party’), setting forth the amount of the claim.  The Indemnified Party shall furnish to the Indemnifying Party, in reasonable detail, such information as it may have with respect to such indemnification claim

(including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same).  No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of any Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have adversely affected the Indemnifying Party’s ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which the Indemnified Party is entitled to indemnification hereunder.

14.03       Indemnification Procedure.

(a)           If the claim or demand set forth in the Notice of Claim given by the Indemnified Party pursuant to Section 14.02 of this Agreement is a claim or demand asserted by a third party, the Indemnifying Party shall have fifteen (15) days after the Date of the Notice of Claim (as that term is hereinafter defined) to notify the Indemnified Party in writing of its election to defend such third party claim or demand on behalf of the Indemnified Party.  If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all records and other materials which are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the Indemnifying Party in the defense of, such third party claim or demand, and so long as the Indemnifying Party is defending such third party claim or demand in good faith, the

Indemnified Party shall not pay, settle or compromise such third party claim or demand.  If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall have the right to participate in the defense of such third party claim or demand, at its own expense.  If the Indemnifying Party does not elect to defend such third party claim or demand, or does not defend such third party claim in good faith, the Indemnified party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend such third party claim or demand; provided, however, that (i) the Indemnifying Party shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; and (ii) the Indemnified Party’s defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Indemnifying Party under the agreements of indemnification set forth in this Article XIV.

(b)           Except for third party claims being defended in good faith, the Indemnifying Party shall satisfy its obligation hereunder in cash within thirty (30) days after the Date of Notice of Claim.

(c)           The term “Date of the Notice of Claim” as used in this Article XIV shall mean the date the Notice of Claim is deemed delivered pursuant to Section 16.01 hereof.

ARTICLE XV
POST-CLOSING

15.01       Diligence and Further Assurances.  The parties hereto shall proceed with reasonable diligence and take all such action as may be required to consummate the transactions provided for in this Agreement.  Following the Closing, Weeks and GLDD shall execute and deliver such documents and take such other actions as shall be reasonably requested by the other party to carry out the transactions contemplated in this Agreement.

15.02       Books and Records.  Each party shall preserve and maintain for two (2) years after Closing the records in its possession relating to the Property, and shall provide reasonable access to the other party for any legitimate purpose.  Each party shall cooperate fully with the other and its counsel in the defense of any claim by a third party relating to the Property, including access to employees, books and records of Weeks as either party may reasonably request, and to the extent available.  Weeks shall deliver the original log books of the Vessel to GLDD, but Weeks shall have the right to make copies of any necessary information therefrom.

ARTICLE XVI
NOTICES

16.01       Notices.  All notices and other communications provided for in this Agreement shall be in writing and deemed given only when (a) personally delivered, (b) given by telegram with written confirmation copy following, (c) delivered to a national overnight courier service, (d) transmitted by telephone facsimile communication device with a copy sent by U.S. mail postage prepaid, or (e) mailed postage prepaid to the parties at the addresses set forth below.  Either party may, from time to time, by notices herein provided, designate a different address or facsimile telephone number to which notices to it shall be sent.  Notice shall be deemed effective (a) upon delivery, if personally delivered, (b) upon transmission, if by telegram, (c) upon one (1) business day following deposit with a national overnight courier service, fee prepaid, (d) upon transmission, if by telephone facsimile communication device, or (e) upon two (2) business days following deposit in the United States Mail, certificated or registered mail, return receipt requested.  Addresses and facsimile numbers for notices to the parties are as follows:

If to Weeks to:	WEEKS MARINE, INC.
4 Commerce Drive
Cranford, NJ 07016
Facsimile: 908-272-9161
Attention: Richard N. Weeks

With copy to:	Gerald P. Seid
22 Bayberry Road
Princeton, NJ 08540
Facsimile: 609-737-9481

If to GLDD to:	Great Lakes Dredge & Dock Company, LLC
2122 York Road
Oak Brook, Illinois 60523-1930
Facsimile: 630-574-3007
Attention: Douglas B. Mackie

With copy to:	Winston & Strawn LLP
35 W. Wacker Drive
Chicago, Illinois 60601
Facsimile: 312-558-5700
Attention: Joseph A. Walsh, Jr.

ARTICLE XVII
MISCELLANEOUS PROVISIONS

17.01       Cost and Expenses.  Weeks shall pay the cost of any recording fee for the release or termination of all Liens not assumed by GLDD.  Otherwise, each party shall pay its own expenses incurred in connection with the negotiation, execution and Closing of this Agreement and the transactions contemplated hereby.

17.02       Counterparts.  This Agreement may be executed in one or more counter parts and shall be effective when one or more counterparts have been signed by each of the parties.

17.03       Headings.  The section and other headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

17.04       Gender.  Whenever the context requires, the singular of all words shall include the plural, and vice versa, and the gender of all words used in this Agreement includes the masculine, feminine and neuter.

17.05       Entire Agreement.  This Agreement and all exhibits between the parties, represent the entire agreement between the parties and supersede and cancel any prior oral or written agreements, letters of intent or understandings related to the substance of this Agreement.

17.06       Amendment.  This Agreement cannot be modified or amended except by writing executed by both parties.  Neither of the parties to this Agreement may assign any of its rights or obligations hereunder to any Person without the prior consent of the other party, provided that GLDD may assign its rights and obligations hereunder to an affiliate of GLDD so long as GLDD guarantees the continuing obligations of such affiliate hereunder.

17.07       Press Releases.  No press releases or other public announcements with respect to the transactions contemplated by this Agreement, shall be made prior to the Closing without the joint approval of Weeks and GLDD, except as GLDD may be required by U.S. securities laws.

17.08       Binding Agreement; No Third Party Rights.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives, and no other person shall acquire or have any right under or by virtue of this Agreement.

17.09       Time is of the Essence.  Time is of the essence in the performance of all the terms and provisions of this Agreement.

17.10       Governing Law and Consent to Jurisdiction.  (a)  This Agreement shall be governed and construed in accordance with the General Maritime Law of the United States and the internal laws of the State of New York.

(b)           Each of Weeks and GLDD (i) agree that any suit, action or proceeding arising out of or relating to this Agreement shall be brought solely in the state or federal courts of the State of New York; (ii) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (iii) waives any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court; and (iv) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.

17.11       Waiver.  Weeks and GLDD, or either of them, may waive in writing any breach of the terms and conditions of this Agreement by the other party, but no such waiver shall constitute a continuing waiver of similar or other breaches of terms and conditions hereof.  All remedies, rights, undertakings, obligations, and agreements contained herein shall be cumulative and not mutually exclusive.

17.12       Severability.  If any of the terms and conditions hereof shall for any reason be held to be legally invalid or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other of the terms and conditions hereof and the terms and conditions hereof shall thereafter be construed as if such invalid, illegal, or unenforceable terms and conditions had never been contained herein.

17.13       Strict Performance.  The failure of Weeks or GLDD to insist upon strict performance of the terms, covenants, agreements and conditions herein contained, or any of them shall not constitute or be construed as a waiver or relinquishment of Weeks’ or GLDD’s rights to thereafter enforce such term, covenants or condition, but the same shall continue in full force and effect.

17.14       Agreement Preparation.  The parties acknowledge that each party, and its counsel, have reviewed and revised this Agreement, and the parties agree that the rule of interpretation of contracts, to the effect that any doubt concerning a provision in a contract is to be resolved against the drafting party or party who furnished its text, shall not be employed in the interpretation of this Agreement or any amendments or exhibits.

IN WITNESS WHEREOF, this Agreement has been executed by GLDD and Weeks as of the Effective Date.

WEEKS MARINE, INC.

By:	/s/ Richard N. Weeks
Name: Richard N. Weeks
Title: President

GREAT LAKES DREDGE & DOCK COMPANY, LLC

By:	/s/ Douglas B . Mackie
Name: Douglas B. Mackie
Title: President and Chief Executive Officer